Exhibit 21.1

SUBSIDIARIES OF EQT INFRASTRUCTURE COMPANY LLC

(As of March 31, 2025)

Name	Jurisdiction
EQIC Holdings GP LLC	Delaware
EQIC Holdings L.P.	Ontario
EQIC Holdco LLC	Delaware
EQIC Liquidity LLC	Delaware